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                                                                    EXHIBIT 10.7

                       OPTICAL MICRO-MACHINES INCORPORATED

                           CHANGE OF CONTROL AGREEMENT

        This Change of Control Agreement (this "Agreement") is made and entered into effective as of May 12, 2000 (the "Effective Date"), by and between Philip Chapman (the "Officer") and Optical Micro-Machines Incorporated, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 1 below.

                                    RECITALS

        A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Officer and can cause the Officer to consider alternative employment opportunities.

        B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Officer with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

        C. In order to provide the Officer with sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Officer with certain benefits upon the Officer's termination of employment following a Change of Control.

                                    AGREEMENT

        In consideration of the mutual covenants herein contained and the continued employment of Officer by the Company, the parties agree as follows:

        1. Definition of Terms. The following capitalized terms referred to in this Agreement shall have the following meanings:

               (a) Cause. "Cause" shall mean (A) willful and material misconduct, including willful and material failure to perform the Officer's duties as an officer or employee of the Company or a material breach of this Agreement, any stock option or stock purchase agreement between the Officer and the Company or the Employment, Confidential Information, Invention Assignment and Arbitration Agreement between the Officer and the Company, (B) any act of personal dishonesty taken by the Officer in connection with his responsibilities as an officer or employee and intended to result in his substantial personal enrichment, (C) gross negligence or breach of fiduciary duty, (D) the commission of an act which constitutes unfair competition with the Company or any of its subsidiaries, (E) conviction of a felony that is injurious to the Company, (F) a willful act by the Officer which constitutes gross misconduct and which is injurious to the Company (G) continued failure by the Employee to follow lawful instructions of the Board of Directors of the Company consistent with Employee's duties as a executive or (v) drug or alcohol abuse.

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        Change of Control. "Change of Control" shall mean

                    i. When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; provided, however, that sales by the Company of its equity securities shall not constitute a Change of Control; or

                    (ii) The effective date of a merger or consolidation of the Company with any other Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, such surviving entity or the entity that controls such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

               (b) Disability. "Disability" shall mean that the Officer has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Officer or the Officer's legal representative (such agreement as to acceptability not to be unreasonably withheld).

               (c) Reduced Position. "Reduced Position" of a person shall mean,
(i) without Officer's express written consent, a significant reduction of Officer's duties, position, compensation, or responsibilities in the Surviving Entity following the Change of Control, unless such Reduced Position is of equal or greater organizational level, duties, authority, compensation, and status as the position held by such Officer immediately prior to the date of such reduction in position; provided however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Company remains the principal financial officer of the Company following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute a "Reduced Position" (ii) without the Officer's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Officer immediately prior to such reduction; (iii) a significant reduction in the salary of the Officer as in effect immediately prior to such reduction; (iv) a material

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reduction in the kind or level of employee benefits to which the Officer is entitled immediately prior to such reduction with the result that the Officer's overall benefits package is significantly reduced; (v) without the Officer's express written consent, the relocation of the Officer to a facility or a location more than 50 miles from the Officer's then present location; (vi) any purported termination of the Officer's employment with the Company or the Subsidiary which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8(a) below

               (d) Surviving Entity. "Surviving Entity" shall mean the acquiring or resulting entity following the Change of Control.

               (e) Termination Date. "Termination Date" shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

        2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

        3. At-Will Employment. The Company and the Officer acknowledge that the Officer's employment is and shall continue to be at-will, as defined under applicable law. If the Officer's employment terminates for any reason, the Officer shall not be entitled to any payments, benefits, damages, awards, or compensation other than as provided by this Agreement, or as may otherwise be established under the Company's established employee benefit plans or policies at the time of termination.

        4. Termination, Relocation or Reduced Position.

               (a) Termination or Reduced Position Following a Change of Control. If within twelve (12) months after a Change of Control, (i) the Officer's employment with the Company is terminated without Cause by the Surviving Entity or the Company or (ii) the Officer is relegated without Cause to a Reduced Position in the Surviving Entity or Company (each an "Acceleration Event"), then the Officer's vesting of stock options or lapsing of the right of repurchase by the Company or Surviving Entity shall, subject to Section 5 below, immediately vest with respect to 100% of the total number of shares which are unvested as of the date of the Acceleration Event and shall become fully exercisable for the period prescribed by the terms of such options, provided, however, that if it is determined by the Company's independent public accountants that such acceleration would preclude accounting for the Change of Control as a pooling of interests for financial accounting purposes, and it is a condition to the closing of the Change of Control that the transaction be accounted for as a pooling of interests, then the vesting and exercisability of Officer's stock options, if any, shall not accelerate pursuant to this Section 4(a).

               (b) Voluntary Resignation; Termination For Cause. If the Officer's employment terminates by reason of the Officer's voluntary resignation (and not in connection with a demotion to

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a Reduced Position), or if the Officer is terminated for Cause, then the Officer shall not be entitled to acceleration of his option(s) or other benefits, except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the Termination Date.

               (c) Disability; Death. If the Company terminates the Officer's employment as a result of the Officer's Disability, or such Officer's employment is terminated due to the death of the Officer, then the Officer shall not be entitled to acceleration of his or her option(s) or other benefits, except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such Disability or death.

               (d) Accrued Wages and Vacation; Expenses. Without regard to the reason for termination of the Officer's employment upon a termination for any reason: (i) the Company shall pay the Officer any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Officer all of the Officer's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Officer, the Company shall reimburse the Officer for all expenses reasonably and necessarily incurred by the Officer in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

        5. Limitation on Payments. In the event that the option acceleration provided for in this Agreement or benefits otherwise payable to the Officer (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this
Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Officer's options shall either be accelerated

               (a) to the full extent provided herein, or

               (b) to such lesser extent as would result in no portion of such benefit being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Officer, on an after-tax basis, of the greatest benefit from the acceleration of his option(s) pursuant to Section 4(a)(i), notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Officer otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Officer and the Company for all purposes. For purposes of making the calculations required by this
Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Officer shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

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        6. Severance. If within twelve (12) months after a Change of Control,
(i) the Officer's employment with the Company is terminated without Cause by the Surviving Entity or the Company or (ii) the Officer is relegated without Cause to a Reduced Position in the Surviving Entity or the Company, then subject to
Section 5 above, the Officer shall receive monthly severance payments from the Company or the Surviving Entity for a period of six (6) months following such date of termination. Severance payments shall be equivalent to Officer's salary and cost of benefit continuation for those periods, provided that the Officer elects his COBRA rights upon termination. Notwithstanding the above, monthly severance and benefit payments shall cease immediately upon the Officer's obtaining employment with comparable or greater salary, position, perquisites, and benefits as Officer's position with the Company immediately prior to such termination.

        7. Prior Agreements. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the acceleration of vesting of capital stock, and all prior agreements and understandings, written and oral, with respect to the matters set forth in this Agreement are hereby superseded and replaced in their entirety with this Agreement.

        8. Successors.

               (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

               (b) Officer's Successors. The terms of this Agreement and all rights of the Officer hereunder shall inure to the benefit of, and be enforceable by, the Officer's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

        9. Notices.

               (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Officer, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

               (b) Notice of Termination. Any termination by the Company for Cause or by the Officer as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 9. Such

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notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by the Officer to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Officer hereunder or preclude the Officer from asserting such fact or circumstance in enforcing his rights hereunder.

        10. Arbitration.

               (a) At the option of either party, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, may be settled by binding arbitration to be held in San Diego County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

               (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Officer hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

               (c) The Company and Officer shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

               (d) Officer understands that nothing in this Section 10 modifies Officer's at-will employment status. Either Officer or the Company can terminate the employment relationship at any time, with or without cause.

               (e) OFFICER HAS READ AND UNDERSTANDS SECTION 10, WHICH DISCUSSES ARBITRATION. OFFICER UNDERSTANDS THAT ELECTING TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF OFFICER'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING
CLAIMS:

                    i. ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF

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THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT
OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

                    ii. ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE
SECTION 201, et seq;

                    iii. ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

        11. Miscellaneous Provisions.

               (a) No Duty to Mitigate. The Officer shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Officer may receive from any other source.

               (b) Waiver. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by the Officer and by an authorized officer of the Company (other than the Officer). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

               (c) Whole Agreement. No agreements, representations, or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

               (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of California, without regard to such State's conflicts of law rules.

               (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

               (f) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy,

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garnishment, attachment, or other creditor's process, and any action in violation of this subsection (f) shall be void.

               (g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

               (h) Assignment by Company. The Company may assign its rights and obligations under this Agreement to an affiliate, and an affiliate may assign its rights and obligations under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a Section of this Agreement shall mean the corporation that actually employs the Officer.

               (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.





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        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:                                 OPTICAL MICRO-MACHINES
                                         INCORPORATED

                                         By: HUS TIGLI /s/ Hus Tigli
                                             -----------------------------------

                                         Title: President & CEO
                                                --------------------------------

OFFICER:                                 By: /s/ Philip Chapman

                                         Name: Philip Chapman

                                         Address: 6201 E. Cactus Rd #24

                                                   Scottsdale, AZ 85254


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